Exhibit 10.3

NOBLE CORPORATION PLC
10 BROOK STREET • SECOND FLOOR • LONDON • W1S 1BG • ENGLAND • + 44 20 3300 2300

[July] [•], 2020

Participant Name
Participant Address Line 1
Participant Address Line 2

[Participant Name]:

This letter agreement (this “Letter Agreement”) sets forth certain terms and conditions relating to the restructured 2020 incentive compensation for [Participant Name] (“Executive”).
Reference is made to the following arrangements of Noble Corporation plc (“Noble”) in which Executive has been selected as a participant:

•	the 2020 Other Cash Award Plan, effective as of July 1, 2020 (the “OCAP”);

•	the 2020 Short-Term Incentive Plan, as amended and restated as of July 1, 2020, (the “A/R STIP”); and

•
that certain $[•] Time-Vested Cash Award (Retention) previously granted to Executive effective as of [•] (the “Legacy TV Cash Award”) under the Noble Corporation plc 2015 Omnibus Incentive Plan (the “LTIP”).(1)

Capitalized terms not otherwise defined herein will have the meanings ascribed thereto in the A/R STIP, the OCAP, the Legacy TV Cash Award and/or LTIP (the “Cash Incentive Arrangements”), as applicable.
Subject to this Letter Agreement becoming effective with respect to Executive and the terms and conditions of this Letter Agreement and the Cash Incentive Arrangements, Executive will receive the following payments pursuant to the Cash Incentive Arrangements (less applicable tax withholding and other deductions) as soon as practicable following the date hereof (the “Up Front Payments”):

•	$[•] as a Clawback Participant under the A/R STIP;

•	$[•] as a Retention Award recipient and Clawback Participant under the OCAP;

•	$[•] as a Performance Award recipient and Clawback Participant under the OCAP; and

•	$[•] as a conditional early payment of the Legacy TV Cash Award.
Executive acknowledges and agrees that Executive shall not participate in the A/R STIP or the OCAP and shall not receive any of the foregoing Up-Front Payments unless Executive electronically accepts this Letter Agreement as provided below. In the event Executive electronically accepts this Letter Agreement as provided below, Executive further acknowledges and agrees that:

(1)	Copies of the Cash Incentive Arrangements have been provided to Executive.

(1) All retention awards made to executive officers, including retention awards that were made outside of the LTIP, are being treated in the same manner.

Exhibit 10.3

(2)	Executive constitutes a Clawback Participant for purposes of the A/R STIP.

(3)	The Up-Front Payments under the A/R STIP and the OCAP are subject to Clawback Restrictions set forth therein.

(4)	The Up-Front Payments under the Legacy TV Cash Award are subject to the clawback restrictions set forth in the attached Exhibit 1 (the “Amended TV Restrictions”).

(5)
In the event the Clawback Restrictions or Amended TV Restrictions are triggered, Executive shall be required to repay all or a portion of the Up-Front Payments to Noble, based on the applicable terms of the Cash Incentive Arrangements.

(6)
Executive’s receipt of the Up-Front Payments is contingent upon the forfeiture of the annual grant of 2020 awards made to Executive under the LTIP, which, for the avoidance of doubt, shall be forfeited at such time Executive electronically accepts this Letter Agreement as provided below.

(7)	The Qualified Termination definition (and related definitions therefor) set forth in the attached Exhibit 2 shall apply for purposes of the A/R STIP and the OCAP.
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS LETTER AGREEMENT AND THE CASH INCENTIVE ARRANGEMENTS, HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THE EXECUTIVE’S CHOOSING TO THE EXTENT EXECUTIVE DESIRES LEGAL ADVICE REGARDING THE SAME, AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS HEREIN (AND THE PROVISIONS OF THE CASH INCENTIVE ARRANGEMENTS).
 THIS LETTER AGREEMENT is entered into under, and shall be governed, interpreted and enforced for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.
Please electronically acknowledge your acceptance of the terms of this Letter Agreement in Workday no later than [•], 2020 as evidence of your agreement and acknowledgment that your obligations hereunder are valid, binding, and enforceable obligations.

NOBLE COPORATION PLC

By:
Name:
Title:

AGREED TO AND ACKNOWLEDGED:

EXECUTIVE

Name:
Title:

Exhibit 10.3

Exhibit 1
Effective as of such time “Executive” referenced in the attached Letter Agreement electronically accepts this Letter Agreement as provided therein, the “Legacy TV Cash Award” referenced in the attached Letter Agreement shall be amended as follows:
The following is added at the end of Section 1 of the Legacy TV Cash Award to read as follows:
“The Awarded Cash Amount shall be paid to Employee as soon as practicable after July 1, 2020, but shall remain subject to service-based clawback restrictions pursuant to the Plan and this Instrument (“Clawback Restrictions”). Pursuant to such Clawback Restrictions, the Awarded Cash Amount shall not be deemed to be vested, and the corresponding Clawback Restrictions shall not lapse, unless and until such time (and to the extent) that the Awarded Cash Amount shall vest by reference to the vesting and forfeiture provisions as set forth in this Instrument (the “Vesting and Forfeiture Provisions”). Accordingly, to the extent the Awarded Cash Amount shall otherwise vest under the Vesting and Forfeiture Provisions, then, (x) the Clawback Restrictions shall lapse with respect to such vested portion of the Awarded Cash Amount, (y) the Clawback Restrictions shall apply to the remainder of the Awarded Cash Amount, if any, that does not vest and (z) Employee shall be obligated to repay to the Company the applicable portion of the Awarded Cash Amount, if any, that is forfeited pursuant to the Vesting and Forfeiture Provisions. Any repayment required pursuant to the foregoing shall be paid by Employee to the Company within fifteen days after the occurrence of the relevant forfeiture under the event occurs pursuant to the Vesting and Forfeiture Provisions (“Clawback Trigger Event”), it being understood that repayment instructions will be provided to Employee promptly following the occurrence of such Clawback Trigger Event.”

Exhibit 10.3

Exhibit 2
“Qualified Termination” means the termination of Executive’s employment with Noble (including any of its affiliates) due to (i) death of Executive, (ii) Disability of Executive (as defined below), (iii) Noble’s termination of Executive’s employment other than for Cause (as defined below) or (iv) Executive’s voluntary termination of employment due to Good Reason (as defined below).

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“Cause” means (i) the willful and continued failure of Executive to perform substantially Executive’s duties for Noble (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness); or (ii) the willful engaging by Executive in illegal conduct or gross misconduct that is materially and demonstrably detrimental to Noble and/or its affiliates, monetarily or otherwise. For purposes of this provision, no act, or failure to act, on the part of Executive shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Noble. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by Noble’s Board of Directors, upon the instructions of Noble’s Executive Chairman or Chief Executive Officer or another senior officer of Noble or based upon the advice of counsel for Noble shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Noble and its affiliates.

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“Disability” means a medically determinable physical or mental impairment (1) that prevents Executive from performing his or her employment duties in a satisfactory manner and is expected either to result in death or to last for a continuous period of not less than twelve months as determined by the Committee, or (2) for which Executive is eligible to receive disability income benefits under a long-term disability insurance plan maintained by Noble or a Subsidiary. Notwithstanding the foregoing, if an Award is subject to Section 409A of the Code, the definition of Disability shall conform to the requirements of Treasury Regulation § 1.409A-3(i)(4)(i) to the extent necessary to avoid the imposition of any tax by such Section 409A of the Code.

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“Good Reason” means any of the following (without Executive’s express written consent): (i) a material diminution in Executive’s base salary other than any diminution effected as a part of, and consistent with, a general reduction in salaries also applicable to other similarly situated employees or (ii) Noble’s requiring Executive to be based at any office or location more than 50 miles from Executive’s principal office or location other than such a change in office or location where there is no material diminution in Executive’s general overall responsibility. Notwithstanding the foregoing, Executive shall not have the right to terminate Executive’s employment hereunder for Good Reason unless (1) within 60 days of the initial existence of the condition or conditions giving rise to such right Executive provides written notice to the Corporate Secretary of Noble of the existence of such condition or conditions, and (2) Noble fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, Executive must terminate Executive’s employment with Noble within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period.